Exhibit 1.3

AMENDMENT NO. 1 TO SALES AGREEMENT

March 24, 2022

Aptinyx Inc.

909 Davis Street, Suite 600

Evanston, IL 60201

Ladies and Gentlemen:

Aptinyx Inc., a Delaware corporation (the “Company”), together with Cowen and Company, LLC (the “Agent”), are parties to that certain Sales Agreement dated September 16, 2021 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and the Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:

1.             Section 1 is hereby amended as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to Cowen, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $75,000,000.”

2.            With respect to issuances of Placement Shares that occur on or after the date this Amendment becomes effective, reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission on March 24, 2022 (“New Registration Statement”).

3.             To enable the Agent to rely on Rule 5110(h)(1)(C) of FINRA, the Company represents that the Company (i) has a non-affiliate, public common equity float of at least $150 million or a non-affiliate, public common equity float of at least $100 million and annual trading volume of at least three million shares as of March 24, 2022 and (ii) has been subject to the Exchange Act reporting requirements for a period of at least 36 months.

4.             All references to “September 16, 2021” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “September 16, 2021 (as amended by Amendment No. 1, dated March 24, 2022)”.

5.             Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

6.             This Amendment No. 1 shall become effective upon the date that the Company’s registration statement on Form S-3 initially filed with the Commission on March 24, 2022 is declared effective under the Securities Act.

7.             The Company will pay reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent up to $75,000 in the aggregate incurred in connection with this Amendment No. 1 and other related documents.

8.             This Amendment together with the Original Agreement (including all exhibits attached hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

9.           EACH OF THE COMPANY AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.         THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

11.         Each of the Company and the Agent agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 11 of the Original Agreement, as amended by this Amendment, shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Agent irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

12.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

COWEN AND COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Sales Agreement]

ACCEPTED as of the date first-above written:

APTINYX INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Sales Agreement]